EXHIBIT A

Joint Filing Agreement

The undersigned persons, on February 14, 2005, agree and consent to the joint filing on their behalf of this Amendment No. 5 to Schedule 13G in connection with their beneficial ownership of the Class A Common Stock of SBA Communications Corporation at December 31, 2004.

/s/ Steven E. Bernstein
Steven E. Bernstein

BERNSTEIN FAMILY LIMITED PARTNERSHIP II

/s/ Steven E. Bernstein
By: Steven E. Bernstein,
Sole Shareholder of Bernstein Investment Company II, Inc., its General Partner